COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
     IN DREYFUS GROWTH AND INCOME FUND, INC. AND THE STANDARD
     & POOR'S 500 COMPOSITE STOCK PRICE INDEX


     EXHIBIT A:
     ____________________________________________________________
    |                |                       |     STANDARD     |
    |                |       DREYFUS         |    & POOR'S 500  |
    |     PERIOD     |   GROWTH AND INCOME   |  COMPOSITE STOCK |
    |                |        FUND           |   PRICE INDEX *  |
    |----------------|---------------------  |  ----------------|
    |    12/31/91    |              10,000   |           10,000 |
    |    10/31/92    |              11,257   |           10,281 |
    |    10/31/93    |              13,986   |           11,814 |
    |    10/31/94    |              13,993   |           12,270 |
    |    10/31/95    |              15,836   |           15,510 |
    |-----------------------------------------------------------|



     *Source: Lipper Analytical Services, Inc.